Exhibit 10.7

Date	To

From

Subject
2008 Conservatorship Retention Award

This memorandum sets forth Freddie Mac’s agreement to provide to you a cash retention award pursuant to the terms set forth below.

I.  Cash Retention Payment

You are eligible to receive a cash retention award of $xxx,xxx (which is equal to xxx% of your annualized 2008 target bonus), minus legal deductions. The award will be paid in four installments, occurring in the regular payroll cycles immediately after the following payment dates.

Payment Number	Payment Date	Percentage of Award Paid	Dollar Amount Paid

1	December 15, 2008	20%	$xxx,xxx

2	August 1, 2009	20%	$xxx,xxx

3	December 15, 2009	25%	$xxx,xxx

4	March 15, 2010	35%	$xxx,xxx

Payment numbers 1, 2, and 3 will be based solely on your continued employment with Freddie Mac through the indicated payment dates.

Payment number 4 will be conditioned upon achievement of a performance goal(s) that is expected to be established prior to the end of this calendar year.

II.  Treatment of Award in the Event of Termination of Employment

Severance Eligible Termination:  If Freddie Mac terminates your employment as a result of a severance eligible event and you receive severance pay, all unpaid portions of the retention award will be paid as soon as administratively possible after the termination date.

Non-Severance Eligible Termination or Voluntary Termination (Including Retirement): If you voluntarily terminate your employment for any reason other than death or disability or if Freddie Mac terminates your employment due to a non-severance eligible event, all unpaid portions of the award will be forfeited.

Retirement:  If you terminate your employment due to retirement (as defined in Freddie Mac’s Employees’ Pension Plan), all unpaid portions of the award will be forfeited.

Death or Long-Term Disability:  If you terminate employment due to either death or long-term disability, all unpaid portions of the retention awards be paid as soon as administratively possible after the termination or disability date.

Under no circumstances are you obligated to repay Freddie Mac any portion of the retention award that you received prior to your termination date.

III.  General

Receipt of this retention bonus does not preclude you from receiving a short-term cash incentive bonus attributable to performance year 2009 (paid in 2010) or from receiving an award under any other element of Freddie Mac’s compensation program.

Amounts paid pursuant to this retention agreement are considered compensation for purposes of the tax qualified Thrift/401(k) Savings Plan, the tax qualified Employees’ Pension Plan and the non-qualified Supplemental Executive Retirement Plan, but will not be included as bonus-eligible earnings for purposes of calculating any bonus or short-term incentive payment made by Freddie Mac except as required by applicable law.

The provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws principles. Nothing in the Agreement shall be construed or interpreted to be a contract of employment for any specified duration and you and Freddie Mac each have the right to terminate the employment relationship at any time for any lawful reason.

If you have any questions regarding this special retention plan, do not hesitate to contact your HR Business Partner, xxxx xxxxxx at xxx-xxx-xxx for assistance.